Exhibit (h)(1)(g) Amendment No. 1 to Administration Agreement

AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the 18th day of February, 2008 (the “Amendment Effective Date”), between ACCESSOR FUNDS, INC. (the “Fund”) and SEI INVESTMENTS GLOBAL FUNDS SERVICES (the “Administrator”).

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of December 31, 2006 (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administration services on behalf the Fund; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule I (List of Portfolios). Schedule I of the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

2.	Schedule II (Schedule of Fees). Schedule II of the Agreement is hereby deleted in its entirety and replaced with the Schedule II attached hereto.

3.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds and the General Partner and each of their respective permitted successors and assigns.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter should control.

[Signature Page Follows]

IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

ADMINISTRATOR:		FUND:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		ACCESSOR FUNDS, INC.

By:	/s/ Stephen G. Meyer	By:	/s/ Christine Stansbery
Name:	Stephen G. Meyer	Name:	Christine Stansbery
Title:	Executive Vice President	Title:	Senior Vice President and Secretary

SCHEDULE I

List of Portfolios

1.	Growth Fund

2.	Value Fund

3.	Small to Mid Cap Fund

4.	International Equity Fund

5.	High Yield Bond Fund

6.	Intermediate Fixed-Income Fund

7.	Short-Intermediate Fixed-Income Fund

8.	Mortgage Securities Fund

9.	Limited Duration U.S. Government Fund

10.	U.S. Government Money Fund

11.	Accessor Income Allocation Fund

12.	Accessor Income & Growth Allocation Fund

13.	Accessor Balanced Allocation Fund

14.	Accessor Growth & Income Allocation Fund

15.	Accessor Growth Allocation Fund

16.	Accessor Aggressive Growth Allocation Fund

17.	Accessor Total Return Fund

18.	Accessor Strategic Alternatives Fund

Each Fund offers four classes of shares: Advisor Class Shares, Investor Class Shares, A Class Shares and C Class Shares (except the Limited Duration Fund, which offers one class of shares, Intermediate Fixed-Income Fund which offers three classes of shares, the U.S. Government Fund which offers five class of shares, the Total Return Fund which offers one class of shares and the Strategic Alternatives Fund which offers one class of shares).

SCHEDULE II

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement beginning on the “live” date. Fund will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate average net assets of all the following Portfolios):

Growth Fund, Value Fund, Small to Mid Cap Fund, International Equity Fund, High Yield Bond Fund, Intermediate Fixed-Income Fund, Short-Intermediate Fixed-Income Fund, Mortgage Securities Fund, Limited Duration U.S. Government Fund, U.S. Government Money Fund, Accessor Total Return Fund, Accessor Strategic Alternatives Fund

Portfolio Assets	Basis Points
First $3 billion in aggregate net assets	5
Aggregate average net assets in excess of $3 billion	4

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate average net assets of all the following Portfolios):

Accessor Income Allocation Fund

Accessor Income & Growth Allocation Fund

Accessor Balanced Allocation Fund

Accessor Growth & Income Allocation Fund

Accessor Growth Allocation Fund

Accessor Aggressive Growth Allocation Fund

Portfolio Assets	Basis Points
SEI fee based on average net assets of each fund	1

Annual Minimum Fee (calculated and paid on a monthly basis):

Funds	Annual Minimum Fee
Existing 16 Portfolios listed in Schedule I	$900,000

Additional Portfolios/Classes:

Each new Portfolio added to the list in Schedule I is subject to the greater of a $60,000 minimum or the Asset Based Fees listed above.*

$15,000 per additional Class added after the “live” date.

*	SEI would waive 50% of the minimum for the first year of the new fund(s) operation or $2,500 per month for each fund.

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